

Yoshitomo Nara (b. 1959)

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Examples including the same subject matter are particularly desirable, with some achieving annualized price growth of 27.7%. Masterworks privately secured this one, which may have inspired the cover of his children's book titled "The Lonesome Puppy".

INVESTMENT THESIS

Initial Offering Price

$1,066,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales


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Price Appreciation of Similar Works

19.9%

Sharpe Ratio (2003-2022)	watch video
Yoshitomo Nara	▲1.80
All Art	0.59
S&P 500	0.72

30% Progress

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Yoshitomo Nara

(b. 1959)

Why we like this painting

- Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.
- At 1.80, Nara's artist market offers the highest risk adjusted appreciation of any artist in the Masterworks portfolio, including Yayoi Kusama and Jean-Michel Basquiat.
- Between 2002 and 2022, demand for Nara's work grew rapidly, with the average hammer price for paintings by Nara increasing from approximately $26,000 to $2.0 million.
- In 2022 Nara's auction turnover exceeded $98 million dollars, ranking him 24th among all artists in the world, and 2nd among Japanese artists, only behind Yayoi Kusama.
- Our acquisitions team has reviewed over 130 examples of work by Nara, many of which are priced in excess of $5 million. Of these 130 works, this is the fifth one we have selected to be offered on the Masterworks platform.
- In 1999, four years after the Painting was created, Nara wrote and illustrated a children's book titled "The Lonesome Puppy," whose cover is highly reminiscent of the Painting's composition.
- As of April 17, 2023 works featuring the white puppy have achieved prices in excess of $1 million at auction, including: *Drumming with Bones* (2000), which sold for approximately $1,149,385 in February 2022, "Pale Mountain Dog" (2000), which sold for $770,500 in November 2011. A nearly identical painting in composition, color, and subject, "Dog in the Night" (1995) sold for $612,160 at Christie's in May 2019.
- Examples that contain a similar subject matter have shown strong price appreciation at auction. Works like *Kamehamma-Ha* (2004), a tondo with stitched jute and featuring an anthropomorphic dog appreciated at an annualized rate of 27.7% between November 2012 and September 2017.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Nuanced depictions of children, in a myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii (or "creepy-cute") aesthetic.

Painting







Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$79,160,806	56	$24,949,768

Average Prices


1.3M
942.4K
628.3K
314.1K
10 11 12 13 14 15 16 17 18 19 20 21

Turnover by Year


79.2M
59.4M
39.6M
19.8M
10 11 12 13 14 15 16 17 18 19 20 21

Lots Auctioned


Sold
Unsold
113
84.75
56.5
28.25
10 11 12 13 14 15 16 17 18 19 20 21

Initial Offering Price	**$1,066,000**
Offering Circular	sec.gov/edgar

INVEST NOW

YOSHITOMO

NARA

b. 1959, JAPAN


Dog in Boy

$1,066,000

INITIAL OFFERING

19.9% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	**▲1.80** MARKET RISK-ADJUSTED APPRECIATION[2]
37.6% ANNUAL GROWTH OF RECORD PRICE[3]	**20.0%** MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic on canvas | 24 × 18 in. (61 × 46 cm.)

Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.

The Painting is a characteristic example of artist Yoshitomo Nara's ongoing engagement with themes of childhood, isolation and memory, executed in his signature style. Created in 1995, the Painting portrays a lone, white dog with a bright red nose and with its eyes closed. The dog is accompanied by text which reads "Dog in Boy." The white dog is a recurring subject within Nara's oeuvre, and is often depicted alone, separated from its owner and seemingly vulnerable. Often interpreted as a pseudo self-portrait, the white dog may symbolize the loneliness Nara felt as a child, growing up in post-war Japan with largely absent parents and much older siblings. The dog's closed eyes, which could be interpreted as introspective, reinforce the artist's comments on the subject: "the docile expression of the dog is an unfortunate reminder of childhood for me." In 1999, four years after the Painting was created, Nara wrote and illustrated a children's book titled "The Lonesome Puppy," whose cover is reminiscent of the Painting's composition. Examples with a similar subject and execution to the Painting have performed well at auction in recent years. *Kamehame-Ha* (2004), a tondo with stitched jute and featuring an anthropomorphic dog, sold for HKD 3,460,000 ($442,949) at Sotheby's, Hong Kong, on September 30, 2017. The work previously sold for $134,500 at Sotheby's, New York, on November 14, 2012, representing an annualized appreciation rate of 27.7% over that time period. As of April 17, 2023 works featuring the white puppy have achieved prices in excess of $1 million at auction, including: *Drumming with Bones*, (2000) which sold for approximately $1,149,385 (JPY 132,250,000) at iART Co. in Tokyo, Japan on February 19, 2022, and *Pale Mountain Dog* (2000), which is larger than the Painting and sold for USD $770,500 at Sotheby's, New York on November 10, 2011. A nearly identical painting in composition, color, and subject, *Dog in the Night* (1995) sold for HKD 4,805,000 ($612,160) at Christie's, Hong Kong, on May 26, 2019. The Painting's subject, execution, and materials make it a commercial and desirable work by Yoshitomo Nara.

In 2001, the Yokohama Museum of Art opened "I Don't Mind, If You Forget Me," an exhibition, which provided an extensive introduction to Nara's multi-disciplinary practice which spans painting, drawing, photography, installation, and sculpture.

AS OF APRIL 17, 2023, THE ARTIST'S TOP AUCTION RECORDS ARE DOMINATED BY LARGE, FULL LENGTH PORTRAITS IN THE ARTIST'S SIGNATURE STYLE, INCLUDING *KNIFE BEHIND BACK* (2000), WHICH SOLD FOR HKD 195,696,000 ($24,949,674) ON OCTOBER 6, 2019 AT SOTHEBY'S, HONG KONG, *MISSING IN ACTION* (2000) WHICH SOLD FOR HKD 123,725,000 ($15,944,440) ON JUNE 8, 2021 AT PHILLIPS & POLLY, HONG KONG, AND *NICE TO SEE YOU AGAIN* (1996) WHICH SOLD FOR $15,430,800 ON NOVEMBER 18, 2021 AT SOTHEBY'S, NEW YORK.

In 2010, the Asia Society of New York opened a retrospective of the artist's work which piqued the interest of Pace Gallery, who subsequently brought the artist into their program. The Tokyo Municipal Museum of Art hosted a mid-career survey in 2017 and in 2021, the Los Angeles Museum of Contemporary Art mounted an extensive retrospective of over 100 paintings and 700 works on paper. The exhibition focused on the profound influence of music on the artist's practice and traveled to the Yuz Museum, Shanghai, the Guggenheim, Bilbao and Kunsthal, Rotterdam. Nara's work has been collected by numerous prominent institutions, including the Museum of Modern Art in New York, the British Museum and The National Museum of Art in Osaka. As of April 17, Yoshitomo Nara is represented by Pace Gallery in New York, and Blum and Poe Gallery in Los Angeles. Between 2002 and 2021 demand for Nara's works have rapidly increased, with the average hammer price for his works increasing from approximately $26,000 in 2002 to $2.0 million in 2022. Nara's work has been collected by numerous prominent institutions, including the Museum of Modern Art in New York, the British Museum and The National Museum of Art in Osaka. As of April 17, 2023, Yoshitomo Nara is represented by Pace Gallery in New York, and Blum and Poe Gallery in Los Angeles. The artist's top auction records are led by large, full length portraits in the artist's signature style including *Knife Behind Back* (2000), which sold for HKD 195,696,000 ($24,949,674) on October 6, 2019, at Sotheby's, Hong Kong, *Missing in Action* (2000) which sold for HKD 123,725,000 ($15,944,440) on June 8, 2021, at Phillips & Polly, Hong Kong, and *Nice to See You Again* (1996) which sold for $15,430,800 on November 18, 2021, at Sotheby's, New York.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$1.2M
$0.9M
$0.6M
$0.3M
2004
2006
2008
2010
2012
2014
2016
2018
2020
2022

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Born as the youngest of three boys in the rural Aomori prefecture, Nara's childhood was a lonely one by his account. As a young boy, the introverted artist spent time with his imagination, with Japanese TV and comic books for company. Before he could speak English, Nara began listening to broadcasts from a nearby US air base; the music, and popular culture he encountered would later influence his work. In 1987, Nara graduated from Aichi University in Nagoya, Japan with a BFA and MFA, and continued his art education in Germany at the Kunstakademie Düsseldorf, where he studied from from 1988 to 1993. Around 1993, Nara began to focus primarily on painting and developed his signature style between 1995 and 1998. Nuanced depictions of children, in their myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii, or "creepy-cute" aesthetic. As Tara Yarlagadda notes in her 2021 review of the artist's work, "few adult artists have managed to capture authentic, honest representations of children, encompassing their full range of rage and wonder." Their stylistic variations often reflect the music Nara was listening to at the time of their creation, and range from leering punks to starry eyed innocents.




Dog in Boy



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yoshitomo Nara has a risk-adjusted appreciation of 1.80. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Yoshitomo Nara have a record price compound annual growth rate ("CAGR") of 37.6% from May 15, 2002 to December 31, 2022. This calculation is based on (i) a record price of $30,000 on May 15, 2002, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,673,640, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yoshitomo Nara is 20.0%, which is based on 51 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yoshitomo Nara was September 23, 2003 and ending on the last date a repeat sale occurred for such artist, which in the case of Yoshitomo Nara was November 30, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Yoshitomo Nara with the following criteria: canvas paintings executed 1995 to 2005 that measure 10 inches by 10 inches to 40 inches by 40 inches that depict single dogs and excluding examples with text incorporated as a central element. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.9% CAGR implied from selected sales occurring from May 13, 2004 to February 19, 2022.